UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
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FORM 8-K
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Current Report Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event Reported):  January 13, 2014
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THERAVANCE, INC.
(Exact Name of Registrant as Specified in its Charter)
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Delaware (State or Other Jurisdiction of Incorporation)	000-30319 (Commission File Number)	94-3265960 (I.R.S. Employer Identification Number)

901 Gateway Boulevard
South San Francisco, California 94080
(650) 808-6000
(Addresses, including zip code, and telephone numbers, including area code, of principal executive offices)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Appointment of Senior Vice President, Operations

On January 23, 2014, the Company announced that Frank Pasqualone, age 57, has been appointed Senior Vice President, Operations, effective January 13, 2014.  In reliance on the instruction to paragraph (c) of Item 5.02 of Form 8-K, the Company is filing this Form 8-K on the same day that the Company is making the public announcement of the appointment of Mr. Pasqualone by means other than this Form 8-K.  From 1986 to 2012, Mr. Pasqualone was at Bristol-Myers Squibb, where he served as President of Intercontinental Region: Latin America, Middle East and Africa from 2010 to 2012, President of Southern Europe from 2009 to 2010, Senior Vice President and General Manager Iberia and Middle East and Africa from 2008 to 2009, and in various other senior management positions in the U.S. and globally.  Since leaving Bristol-Myers Squibb and prior to joining Theravance, Mr. Pasqualone was self-employed as a part-time consultant.

In connection with his hiring, the Company and Mr. Pasqualone entered into an offer letter, the Company’s standard form of Proprietary Information and Inventions Agreement and will enter into the company’s standard form Indemnification Agreement. Mr. Pasqualone’s offer letter provides for an initial base salary of $475,000 per year, annual bonus eligibility with an annual target payout of 50% of base salary, a signing bonus of $25,000 which is repayable in the event Mr. Pasqualone resigns prior to completing one year of employment with the Company, a stock option grant of 150,000 shares of the Company’s common stock pursuant to the terms and conditions of the Company’s 2012 Equity Plan and which will vest over four years of employment with the Company, a restricted stock award of 20,000 shares of the Company’s common stock pursuant to the terms and conditions of the Company’s 2012 Equity Plan and which will vest over five years of employment with the Company, and other employee benefit plans and programs, including participation in the Company’s 2009 Change in Control Severance Plan.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THERAVANCE, INC.

Date: January 23, 2014	By:	/s/ Michael W. Aguiar
Michael W. Aguiar
Chief Financial Officer